Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Lightning eMotors, Inc. (f/k/a GigCapital3, Inc.) (the “Company”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the business combination between GigCapital3, Inc. and Lightning Systems, Inc., which was consummated on May 6, 2021. The historical financial information of Lightning Systems, Inc. was derived from the unaudited financial statements as of and for the three months ended March 31, 2021, and from the audited financial statements of Lightning Systems, Inc. for the twelve months ended December 31, 2020. The historical financial information of GigCapital3, Inc. was derived from the unaudited financial statements of GigCapital3, Inc. as of and for the three months ended March 31, 2021, and the audited financial statements of GigCapital3, Inc. for the period from inception (February 3, 2020) through December 31, 2020. This information should be read together with Lightning Systems, Inc.’s and GigCapital3 Inc.’s financial statements and related notes.

Description of the Transaction

On December 10, 2020, GigCapital3, Inc. and its wholly owned subsidiary, Project Power Merger Sub, Inc., entered into a Business Combination Agreement with Lightning Systems, Inc. Following the approval at the special meeting of the stockholders of GigCapital3, Inc. held on April 21, 2021, and pursuant to and in accordance with the terms of the Business Combination Agreement, Project Power Merger Sub, Inc. merged with and into Lightning Systems, Inc. with Lightning Systems Inc. surviving the merger. Upon the consummation of the merger, GigCapital3, Inc. changed its name to Lightning eMotors, Inc.

Subject to and in accordance with the terms of the Business Combination Agreement and customary adjustments, at the effective time of the merger, each share of Lightning Systems, Inc. capital stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Lightning Systems, Inc. as treasury stock or dissenting shares) (i) converted into that number of shares of GigCaptial3, Inc. common stock that constitutes the merger consideration, which aggregate amount, including any shares issuable in respect of vested equity awards of Lightning Systems, Inc. that were exercised prior to the closing or equity awards of Lightning Systems, Inc. that GigCapital3, Inc. assumed and which are exercised following the closing in accordance with the terms of such equity awards, plus (2) up to an additional 16,463,096 shares of GigCapital3, Inc. common stock as stockholder earnout shares to former equity holders of Lightning Systems, Inc. who have received, or are entitled to receive, any per share merger consideration shares of GigCapital3, Inc. common stock earned due to the satisfaction of the earnout conditions set forth in and pursuant to the terms of the Business Combination Agreement.

Accounting for the Transactions

The business combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, GigCapital3, Inc. will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lightning System, Inc.’s operations comprising substantially all of the ongoing operations of the post-combination company, Lightning System, Inc.’s senior management comprising substantially all of the senior management of the post-combination company and the existence of a majority voting interest in the post-combination company. Accordingly, for accounting purposes, the business combination is treated as the equivalent of Lightning System, Inc. issuing stock for the net assets of GigCapital3, Inc., accompanied by a recapitalization. The net assets of GigCapital3, Inc. is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are the historical operations of Lightning System, Inc.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the business combination, are factually supportable and, with respect to the pro forma statements of operations, are expected to have a continuing impact on the results of the post-combination company. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination company will experience. Lightning System, Inc. and GigCapital3, Inc. have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2021

(in thousands except share and per share amounts)

(unaudited)

	(A)	(B)
	GigCapital3, Inc.	Lightning Systems, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$426	$1,774	$202,034	(1)
			2	(1)
			25,000	(2)
			100,000	(3)
			(58,759)	(4)
			(39,637)	(6)
			(11,500)	(7)
					219,340
Accounts receivable, net		4,537			4,537
Inventories		7,129			7,129
Prepaid expenses and other current	280	6,380	(2,988)	(6)	3,672

Total current assets	706	19,820	214,152		234,678
Property and equipment, net		3,058			3,058
Operating lease right-of-use asset		7,328			7,328
Other non-current assets	14	145			159
Cash and marketable securities held in Trust Account	202,034		(202,034)	(1)	—
Interest receivable on cash held in trust account	2		(2)	(1)	—

Total Assets	$202,756	$30,351	$12,116		$245,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63	$3,903	$(373)	(6)	$3,593
Accrued expenses and other current liabilities	2,196	4,160	(4,296)	(6)	2,060
Accrued expenses due to related parties	15	128			143
Warrant liabilities		36,384	(36,384)	(4)	—
Current portion of long-term debt		10,954	(6,454)	(4)
			(3,000)	(7)
			(1,500)	(7)	—
Current portion of long-term debt-related party		10,225	(3,225)	(4)
			(4,000)	(7)
			(3,000)	(7)	—
Current portion of operating lease obligation		1,982			1,982
Current portion of finance lease obligation		48			48

Total current liabilities	2,274	67,784	(62,232)		7,826
Long-term debt net of current portion and debt discount related party		2,634	366	(8)	3,000
Warrant liabilities	1,427				1,427
Derivative liability			17,063	(3)	17,063
Long-term convertible debt			100,000	(3)
			(5,000)	(6)
			(17,063)	(3)
			(14,522)	(3)	63,415
Operating lease liability, net of current portion		6,743			6,743
Deferred underwriting fee payable	8,000		(8,000)	(6)	—

Total liabilities	11,701	77,161	10,612		99,474
Common stock subject to possible redemption, 18,421,231 shares at a redemption value of $10.10 per share	186,054	—	(186,054)	(4)	—
Redeemable, convertible preferred stock
Series A redeemable, convertible preferred stock		18,036	(18,036)	(4)	—
Series B redeemable, convertible preferred stock		4,101	(4,101)	(4)	—
Series C redeemable, convertible preferred stock		27,945	(27,945)	(4)	—

Total redeemable, convertible preferred stock		50,082	(50,082)		—

	(A)	(B)
	GigCapital3, Inc.	Lightning Systems, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet
Stockholders’ equity
Common stock	1	—	1	(4)
			5	(4)	7
Preferred stock	—				—
Additional paid-in capital	9,886	11,339	25,000	(2)
			14,522	(3)
			127,294	(4)
			(5)	(4)
			50,082	(4)
			9,679	(4)
			36,384	(4)
			(13,764)	(5)
			(6,980)	(6)
			(366)	(8)
					263,071
Accumulated deficit	(4,886)	(108,231)	13,764	(5)
			(8,878)	(6)
			(9,098)	(6)	(117,329)

Total stockholders’ equity	5,001	(96,892)	237,640		145,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$202,756	$30,351	$12,116		$245,223

Pro Forma Adjustments to the Unaudited Condensed Balance Sheets

(A)	Derived from the unaudited condensed balance sheet of GigCapital3, Inc. as of March 31, 2021.
(B)	Derived from the unaudited condensed balance sheet of Lightning Systems, Inc. as of March 31, 2021.
(1)

To reflect the release of $202,034,000 of investments and $2,000 of interest receivable held in the Trust Account as all amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by New Lightning eMotors.

(2)	To reflect the sale under a subscription agreement with PIPE Investor of 2,500,000 shares at $10.00 per share for a total of $25.0 million.
(3)

To reflect the issuance of Convertible Notes due in 2024 to Convertible Note Investors totaling $100 million, the derivative liability for the conversion features and the interest make-whole provision ($17.1 million) and to reflect the debt discount resulting from the issuance of 8,695,652 warrants with the associated debt discount ($14.5 million). The Convertible Notes are convertible into Common Stock at a rate of 86.9565 shares per $1,000 of principal amount.

(4)

To reflect the 5,816,664 shares redeemed into cash by the stockholders of GigCapital3, Inc.in conjunction with the vote to approve the business combination. To reflect the surrender of shares of Lightning Systems Capital Stock (including shares resulting from the conversion of notes, warrants and preferred stock), after redemption of the 5,816,664 shares of the Common Stock subject to redemption and the issuance of 50,652,890 shares of Common Stock ($0.0001 par value).

(5)	To reflect the elimination of the historical accumulated deficit of GigCapital3, Inc., the accounting acquiree.
(6)

To reflect the payment of estimated transaction costs of approximately $40.0 million, including debt issuance costs of $5.0 million, and deferred underwriters’ fees already accrued of $8.0 million, in conjunction with the Business Combination.

(7)	To reflect the payoff of all long-term debt of Lightning Systems, Inc. except for the $3 million term loan with a related party as part of the closing of the Business Combination.
(8)	To reflect the write off by Lightning Systems, Inc. of the unamortized debt discount.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands except share and per share amounts)

(unaudited)

	(A) GigCapital3, Inc. Three months ended March 31, 2021	(B) Lightning Systems, Inc. Three months ended March 31, 2021	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$4,591			4,591
Cost of revenue		5,318			5,318

Gross profit	—	(727)	—		(727)

Operating expenses:
Research and development		648			648
Sales, general, and administrative	1,020	3,920	—		4,940

Total operating expenses	1,020	4,568	—		5,588

Loss from operations	(1,020)	(5,295)	—		(6,315)

Interest expense		1,611	(1,498)	(4)
			4,592	(3)	4,705
Loss (gain) from change in fair value of warrant liabilities		20,539	(20,539)	(2)
					—
Other expense (income), net	(911)	(9)			(920)
Interest (income) on marketable securities held in Trust Account	(5)		5	(1)	—

Loss before income taxes	(104)	(27,436)	17,440		(10,100)

Income tax expense	1	—	(1)	(1)	—

Net loss	$(105)	$(27,436)	$17,441		$(10,100)

Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(5.47)			$(0.14)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted	7,452,055	5,018,980	65,772,457	(5)	73,224,512

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations for the three months ended March 31, 2021

(A)	Derived from the unaudited statement of operations of GigCapital3, Inc. for the three months ended March 31, 2021.
(B)	Derived from the unaudited statement of operations of Lightning Systems, Inc. for the three months ended March 31, 2021.
(1)

Represents an adjustment to eliminate both the interest income on marketable securities held in the Trust Account and related tax expense as if the Business Combination had occurred as of January 1, 2020.

(2)

To reflect the reversal of the loss from change in fair value of warrants liabilities incurred by Lightning Systems, Inc. for the three months ended March 31, 2021, as if the Business Combination had occurred as of January 1, 2020.

(3)

To reflect the amortization of the regular interest plus the debt discounts attributable to debt issuance costs of $5.0 million, and $31.6 million on the notes financing ($17.1 million from the derivative liability and $14.5 million resulting from the warrants issued) over three years (the term of the loan) at a constant interest rate as if the note had been issued as of January 1, 2020.

(4)

To reflect the reversal of interest (including the amorization of debt discounts) on all outstanding Lightning Systems, Inc. debt that was either converted to common stock or paid off at the start of the twelve-month period as the Business Combination is reflected as if it had occurred as of January 1, 2020. This calculation has been adjusted to exclude shares redeemed prior to the Business Combination.

(5)

As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable to the Lightning Systems equity holders in the Business Combination have been outstanding for the entire period presented.

Three Months Ended March 31, 2021
Weighted average common shares outstanding, basic and diluted:
GigCapital3, Inc. weighted average shares outstanding	7,452,055
GigCapital3, Inc. shares of common stock no longer subject to forfeiture	15,000
Sale of additional GigCapital3, Inc. shares in conjunction with the Business Combination	2,500,000
GigCapital3, Inc. shares subject to redemption reclassified to equity	12,604,567
Stockholder Earnout Shares (1)	—
Shares issued to Lightning Systems, Inc. in business combination	50,652,890

Weighted average common shares outstanding, basic and diluted	73,224,512

Percent of shares owned by GigCapital3, Inc.	31%
Percent of shares owned by Lightning System, Inc.	69%

(1)

No contingently issuable Stockholder Earnout Shares associated with the Business Combination are included in the calculation of weighted average Common Stock outstanding as they would be anti-dilutive.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

(in thousands except share and per share amounts)

(unaudited)

	(A)	(B)
	GigCapital3, Inc.	Lightning Systems, Inc.
	Period from February 3, 2020 (Date of Inception) through December 31, 2020	Twelve months ended December 31, 2020	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$9,088			9,088
Cost of revenue		11,087			11,087

Gross profit	—	(1,999)	—		(1,999)

Operating expenses:
Research and development		1,309			1,309
Sales, general, and administrative	2,760	10,451	17,976	(5)	31,187

Total operating expenses	2,760	11,760	17,976		32,496

Loss from operations	(2,760)	(13,759)	(17,976)		(34,495)

Interest expense		2,983	(2,527)	(4)
			1,667	(8)
			22,307	(3)	24,430
Loss (gain) from change in fair value of warrant liabilities		20,835	(20,835)	(2)
			2,053	(7)	2,053
Other expense, net		76			76
Interest (income) on marketable securities held in Trust Account	(44)		44	(1)	—

Loss before income taxes	(2,716)	(37,653)	(20,685)		(61,054)

Income tax expense	13	—	(13)	(1)	—

Net loss	$(2,729)	$(37,653)	$(20,672)		$(61,054)

Net loss per share attributable to common stockholders, basic and diluted	$(0.44)	$(11.18)			$(0.85)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted	6,247,527	3,671,569	65,772,457	(6)	72,019,984

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations for the twelve months ended December 31, 2020

(A)	Derived from the audited statement of operations of GigCapital3, Inc. for the period from inception (February 3, 2020) through December 31, 2020.
(B)	Derived from the audited statement of operations of Lightning Systems, Inc. for the year ended December 31, 2020.
(1)	Represents an adjustment to eliminate both the interest income on marketable securities held in the Trust Account as of the beginning of the period and the corresponding income tax expense.
(2)

To reflect the reversal of the loss from change in fair value of warrants liabilities incurred by Lightning Systems, Inc. as the Business Combination is reflected as if it had occurred at the beginning of the twelve-month period.

(3)

To reflect the amortization of the regular interest plus the debt discount of $71.4 million on the notes financing ($42.5 million from the derivative liability and $28.9 million resulting from the warrants issued) over three years (the term of the loan) at a constant interest rate as if the loan had occurred at the beginning of the twelve-month period.

(4)

To reflect the reversal of interest (including the amorization of debt discounts) on the unsecured facility agreement and other notes that would be either converted to common stock or paid off at the start of the twelve-month period as the Business Combination is reflected as if it had occurred at the beginning of the twelve-month period.

(5)	To expense advisory fees paid at deal consummation as if the Business Combination had occurred at the beginning of the twelve-month period.
(6)

As the Business Combination is being reflected as if it had occurred at the beginning of the twelve-month period ended December 31, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable to the Lightning Systems, Inc. equity holders in the Business Combination have been outstanding for the entire period presented. This calculation has been adjusted to exclude shares redeemed prior to the Business Combination.

(7)

To record change in fair value of GigCapital3, Inc. private warrants due to reclassification from equity to labilities at inception to year-end as the Business Combination is reflected as if it had occurred at the beginning of the twelve-month period.

(8)	To record the first year of amortization of the debt issuance costs as the Business Combination is reflected as if it had occurred at the beginning of the twelve-month period.

Twelve Months Ended December 31, 2020 and Period from February 3, 2020 (Date of Inception) through December 31, 2020
Weighted average common shares outstanding, basic and diluted:
GigCapital3, Inc. weighted average shares outstanding	6,247,527
GigCapital3, Inc. shares of common stock no longer subject to forfeiture	15,000
Sale of additional GigCapital3, Inc. shares in conjunction with the Business Combination	2,500,000
GigCapital3, Inc. shares subject to redemption reclassified to equity	12,604,567
Stockholder Earnout Shares (1)	—
Shares issued to Lightning Systems, Inc. in business combination	50,652,890

Weighted average common shares outstanding, basic and diluted	72,019,984

Percent of shares owned by GigCapital3, Inc.	30%
Percent of shares owned by Lightning System, Inc.	70%

(1)

No contingently issuable Stockholder Earnout Shares associated with the Business Combination are included in the calculation of weighted average Common Stock outstanding as they would be anti-dilutive.

PRO FORMA CHANGE IN EQUITY ACCOUNTS

(in thousands except share and per share amounts)

(unaudited)

	GigCapital3, Inc.			Lightning Systems, Inc.					Pro Forma Equity
	Shares	Common Stock	APIC	Shares	Convertible Preferred Stock	Shares	Common Stock	APIC	Shares	Common Stock	APIC
Beginning Balance	7,472,248	$1	$9,886	31,023,671	$50,082	5,058,949	$—	$11,339	12,531,197	$1	$21,225
Sale of GigCapital3, Inc. shares under subscription agreement									2,500,000	—	25,000
Surrender of Lightning Systems, Inc. common stock						(5,058,949)	—	(11,339)	(5,058,949)	—	—
Surrender of Lightning Systems, Inc. preferred stock				(31,023,671)	(50,082)						50,082
Surrender of Lightning Systems, Inc. preferred stock converted from notes											9,679
Write off of debt discount on notes converted											(366)
Surrender of Lightning Systems, Inc. warrants											36,384
GigCapital3, Inc. shares in exchange									50,652,890	5	(5)
Shares subject to redemption transferred to equity									12,604,567	1	127,294
Recording of debt discount for warrants associated with the issuance of convertible notes											14,522
Transaction costs classified as equity issuance costs paid at close											(6,980)
Eliminate historical accumulated deficit of GigCapital3, Inc.											(13,764)

Ending balance									73,229,705	$7	$263,071